Exhibit 99.1

Innotrac Corporation Announces 2009 Second Quarter Results

ATLANTA, GA (August 14, 2009) – Innotrac Corporation (NASDAQ-GM: INOC) announced financial results today for the second quarter and six months ended June 30, 2009. The Company reported revenues of $27.6 million for the quarter versus $29.5 million reported in the comparable period in 2008, a decrease of 6.6%. The decrease in revenue for the three months ended June 30, 2009 was primarily due to a $2.6 million decrease in freight revenue, which has no material impact on our operating profitability due to pricing practices for direct freight costs, offset by a $634,000 increase in service revenue for the quarter as compared to the same period in 2008. The increase in service revenue for the quarter resulted from a $1.4 million increase in service revenue from existing clients in our eCommerce and Telecom verticals offset by a $559,000 decrease in service revenue from our direct marketing vertical due to decreased volumes and a $177,000 decrease in service revenue from our DSL vertical resulting from the completed transition of a portion of the AT&T fulfillment business to AT&T’s in-house fulfillment in mid June 2009.

For the six months ended June 30, 2009, the Company reported revenues of $56.4 million compared to $62.2 million for the same period in 2008, a decrease of 9.4%. The decrease in revenue for the six months ended June 30, 2009 was primarily due to a $5.7 million decrease in freight revenue resulting from the transition of Company owned freight accounts to client owned freight accounts and an $180,000 decrease in service revenue. The slight decrease in service revenue resulted from a $1.4 million decrease in direct marketing and B2B service revenue due to reduced volumes partially offset by a $1.2 million increase in service revenue resulting from increases in volumes from existing clients in our eCommerce, DSL and Telecom verticals.

The Company reported net income of $1.8 million, or $0.15 per share, fully diluted, for the three months ended June 30, 2009, versus net income of $995,000 or $0.08 per share in the comparable period of 2008. For the six months ended June 30, 2009, the Company reported net income of $3.8 million, or $0.30 per share, fully diluted, compared to net income of $1.9 million, or $0.15 per share, in the same period in 2008.

Innotrac
Innotrac Corporation, founded in 1984 and based in Atlanta, Georgia, is a full-service fulfillment and logistics provider serving enterprise clients and world-class brands. The Company employs sophisticated order processing and warehouse management technology and operates eight fulfillment centers and one call center in seven cities spanning all time zones across the continental United States. For more information about Innotrac, visit the Innotrac Website, www.innotrac.com.

Information contained in this press release, other than historical information, may be considered forward-looking in nature. Forward-looking statements in this press release include our expectations for future progress in our business and future generation of cash flows. Forward-looking statements are subject to various risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on Innotrac’s operating results, performance or financial condition are competition, the demand for Innotrac’s services, Innotrac’s ability to retain its current clients and attract new clients, realization of expected revenues from new clients, the general state of the industries that the Company serves, changing technologies, Innotrac’s ability to maintain profit margins in the face of pricing pressures and numerous other factors discussed in Innotrac’s 2008 Annual Report on Form 10-K and other filings on file with the Securities and Exchange Commission. Innotrac disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of new information, future events or otherwise.

Contact

George Hare
Chief Financial Officer
678-584-4020
ghare@innotrac.com

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INNOTRAC CORPORATION
Condensed Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended June 30, (Unaudited)		Six Months Ended June 30, (Unaudited)
	2009	2008	2009	2008
Service revenue	$24,052	$23,418	$48,708	$48,888
Freight revenue	3,540	6,109	7,659	13,351
Total revenue	27,592	29,527	56,367	62,239

Cost of service revenues	10,327	10,559	20,987	22,657
Freight expense	3,488	6,016	7,545	13,265
Selling, general and administrative expenses	10,768	10,583	21,578	21,662
Depreciation and amortization	1,108	1,021	2,317	2,072
Total operating expenses	25,691	28,179	52,427	59,656
Operating income	1,901	1,348	3,940	2,583
Interest expense	59	353	165	726
Total other expense	59	353	165	726
Income before income taxes	1,842	995	3,775	1,857
Income tax	—	—	—	—
Net income	$1,842	$995	$3,775	$1,857

Earnings per share:
Basic	$0.15	$0.08	$0.30	$0.15
Diluted	$0.15	$0.08	$0.30	$0.15

Weighted average shares outstanding:
Basic	12,601	12,586	12,601	12,586
Diluted	12,601	12,602	12,601	12,594

INNOTRAC CORPORATION
Condensed Balance Sheets
(in thousands)

	June 30, 2009	December 31, 2008
ASSETS	(Unaudited)
Current Assets:
Cash	$1,690	$1,056
Accounts receivable (net of allowance for doubtful accounts of $248 at June 30, 2009 and $271 at December 31, 2008)	16,824	25,793
Inventory	1,114	1,855
Prepaid expenses and other	1,356	1,262
Total current assets	20,984	29,966

Property and equipment, net	14,810	15,842
Goodwill	25,169	25,169
Other assets, net	981	822
Total assets	$61,944	$71,799

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$5,203	$9,259
Line of credit	—	10,055
Accrued expenses and other	5,143	5,253
Total current liabilities	10,346	24,567

Noncurrent Liabilities:
Equipment lease payable	503	—
Other noncurrent liabilities	798	753
Total noncurrent liabilities	1,301	753

Total shareholders’ equity	50,297	46,479
Total liabilities and shareholders’ equity	$61,944	$71,799

INNOTRAC CORPORATION
Condensed Statements of Cash Flows
(in thousands)

	Six Months Ended June 30, (Unaudited)
	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$3,775	$1,857
Adjustments to net income:
Depreciation and amortization	2,317	2,072
Provision for bad debts	39	(50)
Stock compensation expense-stock options	6	46
Stock compensation expense-restricted stock	37	37
Changes in working capital:
Accounts receivable, gross	8,930	6,798
Inventory	741	(223)
Prepaid assets and other	(59)	(504)
Accounts payable, accrued expenses and other	(4,404)	(8,466)
Net cash provided by operating activities	11,382	1,567

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(674)	(1,412)
Net change in noncurrent assets and liabilities	2	57

Cash used in investing activities	(672)	(1,355)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net repayments under line of credit	(10,055)	(948)
Proceeds from financing lease	130	—
Loan commitment fees	(151)	—

Cash used in financing activities	(10,076)	(948)

Net increase (decrease) in cash	634	(736)
Cash, beginning of period	1,056	1,079
Cash, end of period	$1,690	$343